EXHIBIT 21
Our Subsidiaries*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The New York Times Company	New York
Fake Love LLC	Delaware
Hello Society, LLC	Delaware
Madison Paper Industries (partnership) (40%)	Maine
New York Times Canada Ltd.	Canada
New York Times Digital LLC	Delaware
Northern SC Paper Corporation (80%)	Delaware
NYT Administradora de Bens e Servicos Ltda.	Brazil
NYT App Holding Inc.	Delaware
NYT Building Leasing Company LLC	New York
NYT Capital, LLC	Delaware
Midtown Insurance Company	New York
NYT Shared Service Center, Inc.	Delaware
International Media Concepts, Inc.	Delaware
The New York Times Distribution Corporation	Delaware
The New York Times Sales Company	Massachusetts
The New York Times Syndication Sales Corporation	Delaware
NYT College Point LLC	Delaware
NYT Group Services, LLC	Delaware
NYT International LLC	Delaware
New York Times Limited	United Kingdom
New York Times (Zürich) GmbH	Switzerland
NYT B.V.	Netherlands
NYT France S.A.S.	France
International Herald Tribune U.S. Inc.	New York
New York Times France-Kathimerini Commercial S.A. (50%)	Greece
The Herald Tribune - Ha’aretz Partnership (50%)	Israel
NYT Germany GmbH	Germany
NYT Hong Kong Limited	Hong Kong
Beijing Shixun Zhihua Consulting Co. LTD.	People’s Republic of China
NYT Japan GK	Japan
NYT Singapore PTE. LTD.	Singapore
NYT News Bureau (India) Private Limited	India
NYT Real Estate Company LLC	New York
The New York Times Building LLC (58%)	New York
Rome Bureau S.r.l.	Italy
The New York Times Company Pty Limited	Australia
Wirecutter, Inc.	Delaware
* 100% owned unless otherwise indicated.